Exhibit 99.1

321 SOUTH BOSTON AVENUE, SUITE 1000

TULSA, OKLAHOMA 74103

PRESS RELEASE FOR IMMEDIATE ISSUANCE

MIDSTATES PETROLEUM REAFFIRMS

$170 MILLION REVOLVING CREDIT FACILITY

TULSA, OK—(BUSINESS WIRE) — November 1, 2017 — Midstates Petroleum Company, Inc. (NYSE: MPO) (“Midstates” or the “Company”) announced today that, as a result of its lenders’ semi-annual review, the borrowing base under its revolving credit facility has been reaffirmed at $170 million.  The agreement with its bank group excludes the Company’s Anadarko Basin assets in Texas and Oklahoma from the redetermination of the borrowing base.  The Company currently has approximately $128 million drawn under its credit facility, resulting in net debt of approximately $55 million as of October 31, 2017.  The next scheduled borrowing base redetermination will occur on or about April 1, 2018.

David Sambrooks, President and Chief Executive Officer of Midstates commented, “We are pleased with the reaffirmation of our borrowing base.  By excluding the Anadarko Basin assets, we can focus on several strategic options with the Anadarko assets that will not impact our borrowing base. With our premier Mississippian Lime assets, recent strengthening of crude oil prices, and continued robust EBITDA generation, we are forecasting a strong liquidity profile moving forward. We remain focused on executing our corporate strategy and enhancing shareholder value.”

About Midstates Petroleum Company, Inc.

Midstates Petroleum Company, Inc. is an independent exploration and production company focused on the application of modern drilling and completion techniques in oil and liquids-rich basins in the onshore U.S. The Company’s operations are currently focused on oilfields in the Mississippian Lime play in Oklahoma and the Anadarko Basin in Texas and Oklahoma.

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Contact:

Midstates Petroleum Company, Inc.

Jason McGlynn, Investor Relations, (918) 947-4614

Jason.McGlynn@midstatespetroleum.com